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                                                                   Exhibit 10.67



                 COLLABORATIVE RESEARCH AND LICENSE AGREEMENT


     THIS COLLABORATIVE RESEARCH AND LICENSE AGREEMENT (this "Agreement") is made and entered into by and between ARRIS PHARMACEUTICAL CORPORATION, a Delaware corporation having its principal place of business at 180 Kimball Way, South San Francisco, CA 94080 ("Arris"), and BRISTOL-MYERS SQUIBB COMPANY, a Delaware corporation having its principal place of business at P.O. Box 4000, Route 206 and Province Line Road, Princeton, NJ 08543-4000 ("BMS"). Arris and BMS may be referred to herein as a "Party" or, collectively, as "Parties."

                                    RECITALS

     A. Arris is engaged in research and development of, inter alia, compounds that inhibit various proteases, which compounds may be useful for prevention and/or therapeutic treatment of disease conditions.

     B. BMS is engaged in research and development of, inter alia, compounds with anti-viral activity and has substantial experience in the pre-clinical and clinical development of therapeutic agents and the distribution, marketing and sale of such agents as pharmaceuticals.

     C. Arris and BMS desire to enter into a research and development collaboration, under which the Parties shall discover, identify, and evaluate compounds that inhibit the activity of the hepatitis C virus ("HCV") protease, and BMS will develop, manufacture, distribute, market and sell worldwide products containing one or more of such compounds for use in preventing or treating HCV infection.

     NOW, THEREFORE, in consideration of the various promises and undertakings set forth herein, the Parties agree as follows:

1.   DEFINITIONS.

     Unless otherwise specifically provided herein, the following terms shall have the following meanings:

     1.1 "AFFILIATE" with respect to any Party, shall mean any Person controlling, controlled by, or under common control with, such Party. For these purposes, "control" shall refer to (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise or (b) the ownership, directly or indirectly, of at least 50% of the voting securities or other ownership interest of a Person.


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     1.2 "ARRIS KNOW-HOW" means all information owned or Controlled by Arris at any time prior to the first anniversary of the end of the Research Term constituting methods, techniques, materials, know-how, trade secrets, inventions or data necessary or useful for the identification, development, synthesis, assaying, manufacture, use or sale of Collaboration Compounds and Collaboration Products, but excluding Arris Patents, Joint Patents, and Arris Delta Technology and excluding any information that Arris is restricted from disclosing due to confidentiality obligations to a Third Party.

     1.3 "ARRIS DELTA TECHNOLOGY" means (a) that specific technology, methods, techniques, materials, know-how, inventions, information and data for the identification of protease inhibitors and other proteins with similar structures summarized and described generally in a letter from Arris to BMS of even date with this Agreement; (b) all cumulative improvements or modifications to or developments or inventions based upon the technology, methods, techniques, materials, know how, inventions, information or data described in subsection (a) above, or any improvements or modifications thereto or developments or inventions based thereupon, that are made, discovered or reduced to practice after the Effective Date, whether by Arris and/or BMS (including without limitation Delta Inventions); and (c) the Patent Rights owned or Controlled by Arris at any time prior to the first anniversary of the end of the Research Term covering any of the foregoing, but excluding any information that Arris is restricted from disclosing due to confidentiality obligations to a Third Party. Except as expressly set forth in this Agreement, Arris Delta Technology will remain proprietary to Arris and may not be used by BMS.

     1.4 "ARRIS PATENTS" means all Patent Rights owned or Controlled by Arris or an Affiliate of Arris that claim Collaboration Compounds, the manufacture or use of Collaboration Compounds, or methods or materials used for discovering, identifying, or assaying for Collaboration Compounds, where such Patent Rights claim inventions made prior to the first anniversary of the end of the Research Term, but excluding any Patent Rights that constitute Arris Delta Technology.

     1.5 "BMS EXCLUSIVE COMPOUND" means any composition of matter that BMS demonstrates, by competent evidence, is a subject of, or is derived from the results of, any internal research program being conducted as of the Effective Date, or that is conducted after the Effective Date, by BMS or its Affiliates independently of the work conducted by BMS pursuant to this Agreement.

     1.6 "BMS KNOW-HOW" means all information owned or Controlled by BMS at any time prior to the first anniversary of the end of the Research Term constituting methods, techniques, materials, know-how, trade secrets, inventions or data necessary or useful for the identification, pharmacological development, synthesis, assaying and use of Collaboration Compounds and Collaboration Products, but excluding BMS Patents and Joint Patents and excluding any information that BMS is restricted from disclosing due to confidentiality obligations to a Third Party.


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     1.7 "BMS PATENTS" means all Patent Rights owned or Controlled by BMS or an
Affiliate of BMS that claim Collaboration Compounds, methods of use of Collaboration Compounds or methods or materials useful for discovering, identifying, or assaying for Collaboration Compounds and Collaboration Products, where such Patent Rights claim inventions made prior to the first anniversary of the end of the Research Term.

     1.8 "CHIRON LICENSE" shall have the meaning ascribed in Section 2.15.

     1.9 "COLLABORATION COMPOUND" means any composition of matter (including, without limitation, any Delta Compound) that:

          (a) [*]

          (b) [*]

          (c) [*]:

              (i)   [*]

              (ii)  [*]

              (iii) [*]

* Certain confidential information contained in the document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.



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        [*]:

               (w) [*]
               (x) [*]
               (y) [*]
               (z) [*].

     1.10 "COLLABORATION PRODUCT" means any product containing a Collaboration Compound as an active ingredient.

     1.11 "CONTROL" means, with respect to an item of information or intellectual property right, possession of the ability to grant a license or sublicense as provided for herein under such item or right without violating the terms of any agreement or other arrangements with any Third Party.

     1.12 "CONFIDENTIAL INFORMATION" means a Party's confidential information, inventions, know-how, data and materials relating to the Research or the Collaboration Compounds, including without limitation research, technical, clinical development, manufacturing, marketing, financial, personnel and other business information and plans, which, if disclosed in written, graphic or electronic form, is marked or otherwise designated as "confidential" or "proprietary" and, if disclosed orally, is summarized and designated as "confidential" or "proprietary" in a writing provided to the receiving Party not later than sixty (60) days after such disclosure.

     1.13 "DELTA COMPOUND" means a composition of matter that (a) is identified, discovered, designed or synthesized using the Arris Delta Technology or any part thereof, and/or (b) is covered by a claim in any Patent Right issuing from the U.S. patent applications Serial No. 08/430,742 and 08/746,986, or any divisional, continuation, or continuation-in-part application of such applications.

     1.14 "DELTA INVENTIONS" means any inventions, modifications, improvements or developments comprising, relating to or based upon the Arris Delta Technology made by or on behalf of BMS and/or its Affiliates (including their respective employees or agents).

     1.15 "EFFECTIVE DATE" shall have the meaning ascribed in Section 2.15 of this Agreement.

     1.16 "FDA" means the United States Food and Drug Administration, or the successor thereto.

     1.17 "FIELD" means the use of compounds that inhibit the activity of HCV Protease to prevent or treat human hepatitis C virus infections and the disease manifestations thereof and the use of such compounds for diagnostic purposes in the course of such prevention or treatment, including, without limitation, measurement of viral load and/or efficiency of treatment.

* Certain confidential information contained in the document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.


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     1.18 "FIRST COMMERCIAL SALE" means, with respect to any Collaboration
Product in any country, the first sale for use or consumption by the general public of such Collaboration Product in such country after all required marketing and pricing approvals have been granted, or otherwise permitted, by the appropriate health or other regulatory authority of such country.

     1.19 "FTE" means a full-time scientific person dedicated to the Research, or in the case of less than a full-time dedicated scientific person, a full-time, equivalent scientific person year, based upon a total of forty-seven
(47) weeks or one thousand eight hundred eighty (1,880) hours per year of scientific work on or directly related to the Research, carried out by an employee. Scientific work on or directly related to the Research to be performed by Arris employees may include, without limitation, and to the extent consistent with Arris' past practices, experimental laboratory work, recording and writing up results, reviewing literature and references, holding scientific discussions, attending appropriate seminars and symposia, managing and directing scientific staff, and carrying out management duties related to the Research.

     1.20 "HCV PROTEASE" means [*].

     1.21 "IND" means an investigational new drug application filed with the FDA for approval to commence human clinical trials, or the equivalent in other countries or regulatory jurisdictions.

     1.22 "JOINT KNOW-HOW" means all Research Technology that is made and owned (as determined under Section 7.1) jointly by Arris and BMS and/or their respective Affiliates prior to the first anniversary of the end of the Research Term, but excluding the Joint Patents and all Patent Rights in the Arris Delta Technology.

     1.23 "JOINT PATENTS" means all Patent Rights that claim or cover inventions within the Research Technology made and owned (as determined under Section 7.4) jointly by Arris and BMS and/or or their respective Affiliates prior to the first anniversary of the end of the Research Term. For clarity, it is agreed that "Joint Patents" do not include any Patent Rights in the Arris Delta Technology.

     1.24 "JOINT RESEARCH COMMITTEE" OR "JRC" means that committee to be formed pursuant to Section 4.1.

     1.25 "MAJOR COUNTRY" means Canada, Great Britain, France, Germany, Spain, Italy, or Japan.

     1.26 "MATERIALS" shall have the meaning assigned to such term in Section 2.12.

     1.27 "NDA" means a New Drug Application or Product License Application, as appropriate, and all supplements thereto filed pursuant to the requirements of the FDA, as more fully defined in 21 C.F.R.Section314.5 et seq.

* Certain confidential information contained in the document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.


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     1.28 "NET SALES" means,  [*].

     1.29 "PATENT RIGHT" means (i) an issued and existing letters patent, including any extensions (e.g., supplemental protection certificates), registration, confirmation, reissue, reexamination or renewal thereof, (ii) pending applications, including any continuation, divisional, continuation-in-part application thereof, for any of the foregoing, and (iii) all counterparts to any of the foregoing issued by or filed in any country or other jurisdiction.

     1.30 "PERSON" means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership of other business entity, or any government or agency or political subdivision thereof.

     1.31 "PHASE I" means that portion of the clinical development program which generally provides for the first introduction into humans of a product with the primary purpose of determining safety, metabolism and pharmacokinetic properties and clinical pharmacology of the product.

* Certain confidential information contained in the document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.


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     1.32 "PHASE III" means that portion of the clinical development program which provides for the pivotal trials of a product on sufficient numbers of patients to establish the safety and efficacy of a product for the desired claims and indications.

     1.33 "POTENTIAL LEAD PRODUCT" OR "PLP" means a Collaboration Compound that has been approved for development by the BMS Pharmaceutical Group Operating Committee (or the successor to such committee), as reflected in the minutes of the meetings of the BMS Pharmaceutical Group Operating Committee, based on the presentation of a PLP data package with respect to such compound in accordance with its procedures.

     1.34 "PROOF OF CONCEPT" means [*].

     1.35 "REGULATORY APPROVAL" means any and all approvals (including price and reimbursement approvals), licenses, registrations, or authorizations of any federal, national, state, provincial or local regulatory agency, department, bureau or other government entity, necessary for the manufacture, use, storage, import, transport or sale of a Collaboration Product in a country.

     1.36 "RESEARCH" means the research program undertaken by the Parties pursuant to this Agreement to discover, identify, synthesize and evaluate Collaboration Compounds, which shall be collaborative except as otherwise provided in Section 2.10.

     1.37 "RESEARCH PLAN" means the specific plan for conducting the Research, as described in Section 2.1.

     1.38 "RESEARCH TECHNOLOGY" means all tangible and intangible know-how, trade secrets, inventions (whether or not patentable), discoveries, developments, data, clinical and preclinical results, information, and physical, chemical or biological material, and any replication of or any part of any of the foregoing, that was made by employees or agents of Arris, BMS, and/or any of their respective Affiliates, either alone or jointly during the course of and in the conduct of the Research during the Research Term or during the one-year period immediately following the end of the Research Term in the course of work directly based upon or resulting from the Research.

     1.39 "RESEARCH TERM" means the period during which the Parties conduct the Research, commencing on the Effective Date and terminating on (i) the third anniversary of the Effective Date, or (ii) if extended for one additional year pursuant to Section 2.11, the fourth anniversary of the Effective Date, or
(iii) such earlier date as of which this Agreement is terminated pursuant to
Section 10.2 or 10.3.

     1.40 "SUBLICENSEE" means a Third Party entity to which BMS has granted sublicense rights under the licenses granted BMS hereunder to make and sell Collaboration Products. Third Party entities that are permitted only to resell Collaboration Products or that manufacture or finish for supply to BMS Collaboration Products are not "Sublicensees."

     1.41 "THIRD PARTY" means any entity or individual other than Arris, BMS, Affiliates of either, or any Sublicensee.

* Certain confidential information contained in the document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.


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

2.   RESEARCH PROGRAM

     2.1 COLLABORATIVE RESEARCH PROGRAM. Commencing on the Effective Date, the Parties shall conduct the Research diligently on a collaborative basis, with the goal of discovering, identifying and performing pre-clinical research on Collaboration Compounds that are suitable for developing as Collaboration Products for commercialization as soon as reasonably practicable. The Parties shall conduct the Research as generally specified in the Research Plan, attached hereto as Exhibit A, as such plan may be amended from time to time by the JRC. The Research Plan, among other things, shall specify scientific direction and Research milestones and allocate Research responsibilities and resources in a manner consistent with this Agreement.

     2.2 CONDUCT OF THE RESEARCH.

          (a) The Research will be managed and directed by the JRC, as discussed in Article 4 hereof. The JRC will coordinate the Research effort of the Parties, expedite the progress of work being done under the Research Plan and prevent duplication of efforts.

          (b) All work conducted by either Party in the course of the Research shall be completely and accurately recorded, in sufficient detail and in good scientific manner, in separate laboratory notebooks distinct from other work being conducted by the Parties. During the Research Term and for a period of [*] thereafter, and upon termination of the Agreement, each Party shall have the right, on reasonable notice and at reasonable intervals, to inspect and copy all such records of the other Party to the extent reasonably required to carry out its respective obligations and to exercise its respective rights hereunder. Notwithstanding Section 1.11, all such records shall constitute Confidential Information of the Party that generates such record.

     2.3 ARRIS RESEARCH EFFORTS. Commencing on the Effective Date, Arris agrees to commit the resources set forth in this Section 2.3 and to exert all commercially reasonable efforts consistent with its normal business practices to execute and perform diligently its obligations under the Research Plan. In conducting the Research, Arris shall be responsible for the tasks allocated to it under the Research Plan. In the performance of such work, Arris shall maintain and utilize scientific staff, laboratories, offices and other facilities consistent with such undertaking and shall use personnel with sufficient skills and experience as are required to accomplish efficiently and expeditiously the objectives of the Research as set forth in the Research Plan in good scientific manner and in compliance in all material respects with all requirements of applicable laws, rules and regulations, and all other requirements of applicable good laboratory practices. Commencing upon the Effective Date and continuing during the Research Term, Arris shall commit an average of ten (10) FTEs in its employ to conducting Arris' obligations under the Research Plan. However, BMS understands that Arris' initial allocation of FTEs will be less than ten (10) and that Arris' Research efforts will ramp up over the first two (2) quarters of the Research Term, so that Arris will achieve the equivalent of ten (10) scientists working full-time by the end of the second quarter of the Research Term and that Arris will achieve a total commitment of ten (10) FTEs for the first year of the Research. Arris

* Certain confidential information contained in the document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.


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shall provide BMS with reports on a quarterly basis of the names of the individual Arris scientists conducting the Research and the portion of time (on a percentage basis) each such person is devoting to the Research during the prior period of the Research. At the request of BMS, Arris shall permit an independent, certified accountant appointed by BMS, at reasonable times and upon reasonable notice but no more than once per year, to examine the records of Arris as are necessary to verify such reports, at BMS's expense.

     2.4 BMS RESEARCH EFFORTS. Commencing on the Effective Date, BMS agrees to commit the resources set forth in this Section 2.4 and to exert all commercially reasonable efforts consistent with its normal business practices to execute and substantially perform diligently its obligations under the Research Plan. In conducting the Research, BMS shall be responsible for the tasks allocated to it under the Research Plan. In the performance of such work, BMS shall maintain and utilize scientific staff, laboratories, offices and other facilities consistent with such undertaking and shall use personnel with sufficient skills and experience as are required to accomplish efficiently and expeditiously the objectives of the Research as set forth in the Research Plan in good scientific manner and in compliance in all material respects with all requirements of applicable laws, rules and regulations, and all other requirements of applicable good laboratory practices. During the Research Term, BMS shall commit such number of FTEs in its employ as shall be necessary for conducting BMS's obligations under the Research Plan, including the average number of FTEs set forth in the Research Plan.

     2.5 RESEARCH FUNDING. BMS will support Arris' Research efforts under the Research Plan by paying Arris an amount equal to [*] working for Arris on the Research, during the Research Term, subject to adjustment as set forth below; provided, however, that BMS shall not be required to support Arris' commitment of more than [*] to conducting Arris' obligations under this Agreement. Such amounts shall be payable in equal installments on a quarterly basis, in advance, on the first day of January, April, July and October of each year during the Research Term, with adjustments made from time to time as required, subject to the following: Any payment for a portion of a calendar quarter shall be made on a pro rata basis; the amounts owed for the initial period of the Research Term (the Effective Dated to December 31, 1997) shall be paid within ten (10) days of the Effective Date. Effective January 1, 1999, the FTE reimbursement rate shall be adjusted for inflation based on charges in the Bureau of Labor Statistics Consumer Price Index for Urban Wage Earners, San Francisco/Oakland. Effective each subsequent January 1 during the Research Term, a further adjustment shall be made based on changes in such index from the previous January 1 to the most recent monthly index then available. [*].

     2.6 Know-How, Research Information and Reports.

          (a) Each Party will make available and disclose to the other Party promptly after the Effective Date all Know-How, and Patent Rights for which letters patent have not been issued, of such Party as of the Effective Date, to the extent necessary or useful for the other Party's conduct of the Research hereunder pursuant to the Research Plan. Subject to restrictions imposed by a Party's confidentiality obligations to any Third Party, each Party will also disclose at any time on or before the first anniversary of the end of the Research Term: (i) any additional Know-How (except that which pertains to Joint Know-How) learned, acquired or discovered by such Party promptly after such Know-How is learned, acquired or discovered; and (ii) any additional Patent Rights (except those that pertain to Joint Patents) for which letters patent have not been issued, promptly after the filing of any application for the issuance thereof. Arris shall disclose to BMS, for use consistent with the terms of this Agreement and for no other purpose, all Arris Delta Technology related to the identification, development, or synthesis of compounds useful in the Field that is invented or developed as of the Effective Date, promptly after the Effective Date. Subject to restrictions imposed by Arris' confidentiality obligations to any Third Party, Arris will also disclose any such additional Arris Delta Technology learned, acquired or discovered by Arris at any time during the Research Term or during the one-year period

* Certain confidential information contained in the document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.


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thereafter, promptly after such Arris Delta Technology is learned, acquired or discovered. Each Party will provide the other with copies of the raw data generated in the course of the Research, if reasonably necessary to the other Party's work under the Research.

          (b) All discoveries or inventions made by a Party either (i) under the Research, or (ii) prior to the first anniversary of the end of the Research Term based on or derived from work done in the Research, which discoveries or inventions are useful in or relate to the Research or the Field, including, without limitation, information regarding initial leads, activities of leads, derivatives, and results of in vitro and in vivo studies, assay techniques and new assays, will be promptly disclosed to the other Party, with meaningful discoveries or advances being communicated promptly after such information is obtained or its significance is appreciated.

          (c) After the six (6) month anniversary of the Effective Date, each Party will give the other written reports on a semi-annual basis summarizing all research or development work done on Collaboration Compounds or Collaboration Products during the previous two (2) quarters. Nothing herein shall require either Party to disclose information received from a Third Party which remains subject to a binder of confidentiality.

     2.7 USE OF ARRIS DELTA TECHNOLOGY DURING RESEARCH. As part of its efforts under the Research, Arris shall use all reasonable efforts to apply the Arris Delta Technology to the identification, discovery and synthesis of Collaboration Compounds. In addition, BMS shall be entitled, pursuant to the license granted in Section 3.2, to utilize the Arris Delta Technology solely for the identification, discovery and synthesis of Collaboration Compounds under the Research. BMS agrees not to make any use of the Delta Technology, except as permitted under Section 3.2 of this Agreement. Further, the Arris Delta Technology, and all parts thereof, shall at all times remain proprietary to Arris. On a regular basis, and in any event at least once per calendar quarter, during the Research Term and the one-year period thereafter, BMS shall disclose to Arris all Delta Compounds identified, discovered or synthesized using the Arris Delta Technology and any and all Delta Inventions made by BMS or its Affiliates.

     2.8 IDENTIFICATION AND TESTING OF COLLABORATION COMPOUNDS. Each Party shall inform the other Party and the JRC in writing promptly upon the Party's discovery, identification, synthesis or acquisition of compositions of matter meeting the criteria for designation as Collaboration Compounds in accordance with Section 1.8. The notifying Party shall include in such notices to the other Party the structure of such Collaboration Compounds, the assay information showing the required HCV Protease inhibition activity, and, in the case of Arris, any other information relevant to the manufacture or use in the Field of such Collaboration Compounds. In addition, the Parties shall cooperate reasonably in disclosing relevant information relating to compositions of matter discovered, identified, or synthesized under the Research that have significant activity as inhibitors of HCV Protease, though not at a level sufficient to meet the requirements of Section 1.8, in order to facilitate each Party's efforts under the Research.



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     2.9 SELECTION OF BACK-UP TARGET. If the JRC determines that the pursuit of an HCV Protease inhibitor is commercially impracticable or futile, then the Parties shall discuss in good faith the selection of a back-up target with respect to which the Research will be conducted pursuant to this Agreement as if such back-up target were HCV Protease. In the event of such selection, BMS shall make all payments pursuant to Section 6.1, and the Parties shall redefine appropriately the terms "Field" and "Collaboration Compound," and any other definition that requires amending due to such change, for all purposes of this Agreement. In no event shall the Parties select as such a back-up target either
(a) a target that Arris is already committed to pursue in collaboration with a Third Party, or (b) a target that, unless Arris otherwise agrees, Arris is actively pursuing independently (but provided such independent work is not in breach of Arris' obligations under this Agreement). [*].

     2.10      TERMINATION OF RESEARCH BY BMS.

          (a) In the event that Arris materially fails to perform its obligations with respect to the Research under this Article 2, BMS may give notice to Arris specifying the nature of such failure, requiring it to cure such failure and stating BMS's intention to terminate the collaborative Research if such failure is not cured. If such failure is not cured within 60 days after the receipt of such notice (or, in the event such failure cannot be cured within such 60-day period, if Arris does not commence and diligently continue actions to cure such failure), BMS shall be entitled to terminate the collaborative Research by giving written notice to Arris, which termination shall cause the modifications to the Parties' rights and obligations as set forth in subsection
(c) below and shall take effect immediately upon delivery of such notice (except as provided below in the case of a dispute regarding such alleged failure). BMS's right to terminate the collaborative Research under this Agreement, as hereinabove provided, shall not be affected in any way by its waiver or failure to take action with respect to any previous default. In the event that Arris disputes BMS's allegation that Arris has materially failed to perform its obligations with respect to the Research, Arris shall so notify BMS of such dispute and the Parties shall refer the dispute to arbitration pursuant to
Section 11.11. In the event the arbitration determines that Arris materially failed to perform its obligations with respect to the Research, and Arris does not remedy such failure within sixty (60) days of such determination, then BMS may terminate the collaborative Research as provided herein.

          (b) In addition, BMS may terminate the collaborative Research at any time prior to the end of the Research Term, upon 30 days prior written notice, in the event that 50% or

* Certain confidential information contained in the document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.


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more of the outstanding voting stock of Arris is acquired by, or all or substantially all of Arris's assets are acquired by, any Third Party (whether through merger, consolidation, acquisition, or otherwise), which Third Party is a pharmaceutical company or healthcare company with total annual worldwide sales prior to such acquisition (including sales of all affiliates thereof) in excess of $500 million and is, in the good faith determination of BMS, a substantial competitor of BMS in the Field.

          (c) Upon termination of the collaborative Research pursuant to subsection 2.10(a) or 2.10(b), Arris shall promptly transfer to BMS copies of all data, reports, records and materials in Arris' Control that were generated or developed pursuant to the Research and furnish to BMS reasonable quantities of Materials in Arris' possession developed in connection with the Research as needed for BMS to proceed with the Research. Thereafter, Arris's rights and obligations to conduct any activities relating to Research as set forth in this
Article 2 shall immediately terminate; BMS shall have no further obligation to fund any Research at Arris or collaborate with Arris in conducting the Research; and BMS shall continue its own independent research efforts, as if the Research Term continued, including complying with BMS's Research obligations under Sections 2.4, 2.6(b) and (c), 2.7 and 2.8; provided that BMS's obligation under
Section 2.6(b) to disclose discoveries and inventions shall apply only to those discoveries and inventions based upon, relating to or deriving from the Arris Know-How, the Arris Patents or the Arris Delta Technology, and BMS shall disclose discoveries and inventions based upon, relating to or deriving from Joint Know-How or Joint Patents with the research reports to be provided by BMS under Section 2.6(c). In the event of the termination of the collaborative Research pursuant to subsection 2.10(a) or 2.10(b): (i) BMS shall have a right and license, under the Arris Patents, the Arris Know-How and the Arris Delta Technology, solely to discover, synthesize, evaluate, make and use Collaboration Compounds during the remainder of the original Research Term plus the one (1) extension year provided in Section 2.11 (as if BMS had elected to extend the Research Term for such one-year period), ; and (ii) the exclusivity provisions granted to BMS under subsection 2.14(a) shall continue during the original Research Term plus the one (1) extension year. BMS's rights under this Section 2.10(c) are subject to BMS's obligation: (a) if BMS terminates the collaborative Research under subsection 2.10(a), to make payments to Arris as provided under
Section 6.3, and (b) if BMS terminates the collaborative Research under subsection 2.10(b), to make all payments to Arris as provided under Sections 6.1, 6.2 and 6.3. BMS covenants that it will practice the license rights granted under the Arris Patents, the Arris Know-How and the Arris Delta Technology granted in this Section 2.10 solely as permitted herein, and in particular will not use such rights in any other program of BMS, including without limitation its other internal research and development programs relating to HCV Protease inhibitors.

          (d) Termination of the Research under this Section 2.10 shall not terminate any other rights or obligations of the Parties under this Agreement other than those expressly terminated in subsection 2.10(b). Except as expressly set provided in this Section 2.10, the remedy provided in this Section 2.10 for any breach by Arris relating to its material obligations under this Article 2 shall be in lieu of any remedy set forth in Article 10.

     2.11 EXTENSION OF RESEARCH TERM. By written notice to Arris given at least one hundred eighty (180) days prior to the third anniversary of the Effective Date, BMS may extend the Research Term for one (1) year effective on the third anniversary of the Effective Date. At the end of the Research Term, all obligations of the Parties to conduct any further Research shall terminate, but the other rights and obligations under this Agreement shall not otherwise be affected.

     2.12 MATERIAL TRANSFER. In order to facilitate the Research, either Party may provide to the other Party certain biological materials or chemical compounds including, but not limited to, Delta Compounds, Collaboration Compounds, receptors, reagents and screens (collectively, "Materials") owned by or licensed to the supplying Party (other than under this Agreement) for use by the other Party in furtherance of the Research. Except as otherwise provided under this Agreement, all such Materials delivered to the other Party shall remain the sole property of the supplying Party, shall be used only in furtherance of the Research as permitted hereunder and solely under the control of the other Party, shall not be used or delivered to or for the benefit of any Third Party without the prior written consent of the supplying Party, and shall not be used in research or testing involving human subjects in connection with the Research. The Materials supplied under this Section 2.12 must be used with prudence and appropriate caution in any experimental work, since all of their characteristics may not be known or understood. THE MATERIALS ARE PROVIDED "AS IS" AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

     2.13 LIABILITY. In connection with conduct of the Research, each Party shall be responsible for, and hereby assumes, any and all risks of personal injury or property damage attributable to the negligent or willful acts or omissions of that Party or its Affiliates, and their respective directors, officers, employees and agents.

     2.14 EXCLUSIVITY.

          (a) Arris covenants to BMS that during the period commencing on the Effective Date and for the period through one year after the end of the Research Term, it will not conduct, either for its own benefit or with, for the benefit of or sponsored by any Third Party, any activity concerning discovering, identifying, researching, developing or marketing compounds useful in the Field except pursuant to this Agreement.

          (b) BMS covenants to Arris that during the period commencing on the Effective Date and for the period through one year after the end of the Research Term, it will not conduct, with, for the benefit of or sponsored by any Third Party, any activity concerning discovering, identifying, researching, developing or marketing compounds useful in the Field except pursuant to this Agreement.

          (c) Neither Subsection 2.14(a) nor (b) shall prevent either Party or its Affiliates from conducting pre-clinical investigations on compounds useful in the Field on behalf of the Parties under this Agreement for uses outside the Field.

          (d) Subsections 2.14(a) and (b) shall terminate one year after the end of the Research Term, or immediately upon termination of this Agreement under
Section 10.2 or 10.3. The Parties believe and agree that, because of the high costs and significant risks involved in discovering and developing Collaboration Products, and further because the Parties must exchange highly confidential information in order to conduct the collaboration contemplated hereunder, the exclusive relationship between them regarding the Research and the Collaboration Compounds, which is reflected herein, is a fair and efficient means to reach a satisfactory conclusion from their cooperative efforts.

     2.15 CHIRON LICENSE; EFFECTIVE DATE OF AGREEMENT.

          (a) Promptly after the execution of this Agreement, BMS shall undertake good faith, diligent efforts to negotiate with Chiron Corporation to reach agreement on the terms of a license agreement under the [*]. BMS shall use diligent efforts to enter into the Chiron License as soon as possible and in any event by December 31, 1997, provided that BMS shall not be obligated to accept commercially unreasonable terms for such agreement. Prior to the execution of the Chiron License, only Sections 2.15 and 10.4 of this Agreement shall be effective and binding on the Parties. The date of execution of the Chiron License shall be deemed to be the "Effective Date" for all purposes under this Agreement, and on such date all the terms and provisions of this Agreement shall become effective and binding on the Parties.

          (b) In addition, Arris shall separately enter into a license agreement (the "Arris License Agreement") with Chiron Corporation similar to the Chiron License. BMS shall be responsible for paying to Chiron any payments or other amounts that Arris may be required to pay to Chiron under the Arris Agreement based on activities of either Arris or Chiron pursuant to this Agreement, or otherwise based on any activities of BMS or its affiliates, including without limitation activities relating to Collaboration Compounds, except that Arris shall [*]. In addition, BMS hereby agrees to provide, on Arris' behalf, the defense, indemnification and hold harmless of Chiron that Arris is obligated to provide under Section 7.1 of the Arris License Agreement, unless the Claim (as defined in the Arris License Agreement) giving rise to such defense, indemnification and hold harmless obligation arises out of the negligence, recklessness or willful misconduct of Arris or any of Arris' directors, officers, employees, agents or representatives.

3.   LICENSES

     3.1 RESEARCH LICENSES. Subject to the other provisions of this Agreement, Arris hereby grants to BMS during the Research Term and the one-year period thereafter an exclusive (except with regard to Arris) world-wide, paid-up right and license under the Arris Patents and the Arris Know-How solely to conduct the Research and to discover, synthesize and, in connection with the Research, make and use Collaboration Compounds. Subject to the other provisions of this Agreement, BMS hereby grants to Arris during the Research Term and the one-year period thereafter an exclusive (except with regard to BMS) world-wide, paid-up right and license under the BMS Patents and the BMS Know-How solely to conduct the Research and to discover, synthesize and, in connection with the Research, make and use Collaboration Compounds. Neither Party may grant sublicenses under the rights granted by the other Party in this Section 3.1, except to the Party's Affiliates.

     3.2 NONEXCLUSIVE LICENSE UNDER ARRIS DELTA TECHNOLOGY. Subject to the other provisions of this Agreement, Arris hereby grants to BMS during the Research Term and the one-year period thereafter a nonexclusive, royalty-free, worldwide license to use the Arris Delta Technology solely to identify, synthesize and evaluate Collaboration Compounds. BMS may not grant sublicenses under the rights granted in this Section 3.2, except to BMS Affiliates.

     3.3 COMMERCIALIZATION LICENSE TO BMS. Subject to the other provisions of this Agreement, Arris hereby grants to BMS an exclusive (including with regard to Arris), world-wide, royalty-bearing right and license, with the right to sublicense, under the Arris Patents, the Arris Delta Technology and the Arris Know-How and under Arris' rights in the Joint Know-How and Joint Patents, solely to develop, make, have made, import, use, sell and offer for sale Collaboration Products. To the extent that BMS grants a sublicense to Arris Delta Technology under this Section 3.3, BMS may only disclose to such sublicensee the Arris Delta Technology that is necessary, in the business judgment of BMS, for such Sublicensee to conduct the work contemplated under this Agreement, and such disclosure must be pursuant to a confidentiality agreement that is reasonably acceptable to Arris, provided that it shall be unreasonable for Arris not to accept any confidentiality agreements the terms of which are comparable to the terms of Article 8 hereof.

     3.4 LIMITATION ON LICENSING. Except as permitted in Section 3.3, each Party agrees that it shall not grant, during the Research Term and for three (3) years after the end of the Research Term, to any Third Party any right or license under its interest in the Joint Know-How or Joint Patents to conduct any research, discovery, development or commercialization activities relating to compounds for use in the Field.

     3.5 KNOW-HOW LICENSES AFTER RESEARCH TERM. Effective after the end of the Research Term, Arris grants to BMS a non-exclusive, fully-paid license under the Arris Know-How for any purpose or use, and BMS grants to Arris a non-exclusive, fully-paid license under the BMS Know-How for any purpose or use.

     3.6 FURTHER ASSURANCES. Each Party shall refrain from granting any lien or encumbrance with respect to any of such Party's intellectual property rights that are licensed to the other Party hereunder, and from entering into agreements with Third Parties in a manner in derogation of the exclusive rights granted hereunder, provided, however, that notwithstanding the foregoing Arris shall not be prohibited from granting any liens on all, but not less than all, of its assets in connection with any debt financing that Arris may secure, from time to time, after the Effective Date or from granting licenses to Third Parties so long as such licenses are not precluded by the exclusive rights granted to BMS hereunder. Each Party covenants that it shall not practice or use any rights licensed to it by the other Party under this Agreement, except as permitted by the terms hereof. In particular, but without limiting the foregoing, BMS covenants that it shall not use or practice any of the Arris Patents, Arris Know-How or Arris Delta Technology in any other project or program of BMS or its Affiliates, including without limitation any independent BMS research or development program relating to HCV Protease inhibitors.

4.   JOINT RESEARCH COMMITTEE.

     4.1 CREATION AND STRUCTURE OF THE JOINT RESEARCH COMMITTEE. The Parties hereby agree to create a Joint Research Committee of six persons to facilitate the collaboration called for herein. The JRC shall consist of three representatives nominated by each Party, which shall include at least two scientists involved in the Research. Members of the JRC may be represented at any meeting by a designee appointed by such member for such meeting. Each Party shall be free to change its representatives on notice to the other or to send a substitute representative to any JRC meeting. The JRC shall exist until the termination or expiration of the Research Term.

     4.2 REGULAR MEETINGS. During the Research Term, the JRC shall meet at least once every three months. Meetings may be called by either Party on twenty-one
(21) days notice to the other and, unless otherwise agreed, shall alternate between the offices of the Parties. The senior representative of the Party hosting the meeting shall chair that meeting and act as secretary of the meeting and shall prepare and distribute to all members of the JRC minutes of the meeting sufficiently in advance of the next meeting to allow adequate review and comment prior to the meeting. Such minutes shall provide a description in reasonable detail of the discussions had at the meeting and a list of any actions, decisions or determinations approved by the JRC. Minutes shall be approved or disapproved, and revised as necessary, at the next meeting. Final minutes of each meeting shall be distributed to the members of the JRC by the chair of such meeting. The JRC may also convene, or be polled or consulted, from time to time by means of telecommunications, video conferencing or written correspondence, as deemed necessary or appropriate.

     4.3 RESPONSIBILITIES OF THE JOINT RESEARCH COMMITTEE. During the pendency of the Research, the JRC shall be the primary vehicle for interaction between the Parties with respect to the Research. Without limiting the foregoing, the JRC shall be responsible for: (i) reviewing, approving and amending the Research Plan; (ii) recommending whether patents should be filed jointly or independently; (iii) reviewing and approving publications proposed by either Party with respect to results of the Research; (iv) monitoring the progress of Research; (v) reviewing patent filings; and (vi) selecting the specific Collaboration Compounds for recommendation to BMS for preclinical development. Each Party shall disclose to the other proposed agenda items in advance of each meeting of the JRC. All decisions by the JRC shall require agreement by the senior representative of each Party present at the meeting; provided, however, that if such representatives on the JRC cannot agree with respect to a particular issue, such issue shall be referred to the chief executive officer of Arris and the Senior Vice President, Drug Discovery at BMS for resolution. If such individuals cannot resolve the issues within thirty (30) days, the issues will be referred for binding arbitration pursuant to Section 11.11.

     4.4 EXPENSES. Each party shall be responsible for all travel and related costs for its representations to attend meetings of, and otherwise participate on, the JRC.

5.   PRODUCT DEVELOPMENT.

     5.1 DEVELOPMENT OF COLLABORATION PRODUCTS. BMS shall have the sole right to select and approve a Collaboration Compound for further characterization and pre-clinical development as a lead compound, which occurs when formal assignment of chemistry resources for a fully integrated discovery program have been assigned to such Collaboration Compound as reflected in the minutes of the meetings of the BMS Drug Development Management Committee, after reasonably considering any recommendations of the JRC. Once a Collaboration Compound is selected for preclinical development, BMS shall be solely responsible for and shall have the sole right to develop the Collaboration Compound through preclinical development, all phases of clinical trials, and making all applications for and obtaining all Regulatory Approvals on a worldwide basis. [*].

     5.2 DEVELOPMENT INFORMATION AND REPORTING. Commencing upon the first Phase I trial covering a Collaboration Compound, BMS shall prepare and maintain complete and accurate information regarding the worldwide clinical development of Collaboration Products and shall make such information available to Arris in the form of detailed reports to Arris at least two (2) times per year. Such reports shall summarize the status and results of all such development efforts. BMS also will respond to reasonable requests by Arris for additional information regarding the development of Collaboration Products. Arris also will be entitled to have a representative review all materials and information relating to such development, no more than twice per year, and to provide comments to BMS regarding such development efforts, provided that if BMS (in its discretion) does not implement actions to accommodate Arris' comments and concerns, Arris may raise such issues with more senior executives at BMS, including with the Senior Vice President, Drug Development at BMS. Notwithstanding Arris' right to review such information and so raise such issues, BMS retains the right, subject to diligence requirements contained in this Agreement, to develop Collaboration Products in its sole discretion. An Arris representative also will be invited by BMS, at Arris' request and expense, to observe meetings of the BMS Project Team Work Group with responsibility for development of particular Collaboration Compounds, provided that such representative will not be entitled to observe during discussions of matters that are proprietary or confidential to BMS or its Affiliates relating to any project or program other than this collaboration. In addition, BMS will report to Arris any extraordinary events occurring during the development of Collaboration Products, promptly after such events occur.

6.   PAYMENTS TO ARRIS.

     6.1 FEES. In consideration for Arris' commitment to conduct the Research as provided herein and the access to Arris Know-How and Arris Delta Technology granted hereunder, (i) BMS shall pay Arris a non-refundable, non-creditable fee [*].

* Certain confidential information contained in the document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     6.2 MILESTONE PAYMENTS. BMS shall make the following non-refundable payments to Arris within sixty (60) days after the occurrence of each of the listed Milestone Events (but in no event earlier than the date of execution of the Chiron License):

          (a) With respect to the first Collaboration Compound only:

               Milestone Event                        Payment Amount
               ---------------                        --------------
               [*]

          (b) [*]:

               Milestone Event                         Payment Amount
               ---------------                         --------------
               [*]



     As used herein, the following definitions apply:

     "Initiation" of a trial means when the first patient has been recruited for such trial.

     "Filing of NDA" means when the file has been submitted (confirmational receipt) to the relevant regulatory authority.

     "Back-up Compound" means [*]

* Certain confidential information contained in the document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

[*].

     6.3 ROYALTY PAYMENTS.

          (a) Commencing upon the First Commercial Sale by BMS, its Affiliates or Sublicensees of the first Collaboration Product (the "Initial Collaboration Product"), BMS shall pay Arris a royalty on sales of such Initial Collaboration Product equal to a percentage of the Net Sales of the Initial Collaboration Product, calculated using the royalty rates set forth on the following schedule:

             Annual Worldwide Net Sales
             of Initial Collaboration Product                          Royalty Rate
           ------------------------------------------------------------------------------
             [*]


          (b) Commencing upon the First Commercial Sale of any Collaboration Product that does not contain as an active ingredient the Collaboration Compound contained in the Initial Collaboration Product (a "Subsequent Collaboration Product"), BMS shall pay Arris a royalty on sales of all such Subsequent Collaboration Products equal to a percentage of the Net Sales of such Subsequent Collaboration Products, calculated using the royalty rates set forth on the following schedule:

           Aggregate Annual Worldwide Net Sales of All
           Collaboration Products                                     Royalty Rate
         ------------------------------------------------------------------------------
           [*]


          (c) The appropriate royalty rate set forth in subsections 6.3(a) and 6.3(b) shall apply to the applicable portion of Net Sales of Collaboration Products during a particular calendar year using the conversion method set forth in Section 6.4. The Parties agree that the royalty rates in subsections 6.3(a) and 6.3(b) reflect an efficient and reasonable blended allocation of the values of the worldwide know-how and patent rights licensed by Arris hereunder.

     6.4 MODE OF PAYMENT. All payments to Arris hereunder shall be made by deposit of United States Dollars in the requisite amount to such bank account as Arris may from time to time designate by notice to BMS. Payments shall be free and clear of any taxes (other than withholding and other taxes imposed on Arris), fees or charges, to the extent applicable. With respect to sales outside the United States, payments shall be calculated at BMS's customary internal corporate monthly exchange rates for the last month of the calendar quarter for which remittance is made for royalties. For each month and each currency, BMS's customary internal corporate monthly exchange rate shall equal the arithmetic average of the daily exchange rates (obtained as described below) during the period from (i) the 20th day of the preceding month (or, if such 20th day is not a business day, the immediately preceding business day) through (ii) the 19th day of the current month (or, if such 19th day is not a business day, the immediately

* Certain confidential information contained in the document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

preceding business day); each daily exchange rate shall be obtained from the Reuters Daily Rate Report or The Wall Street Journal, Eastern U.S. Edition, or, if not so available, as furnished by BMS's local Affiliates.

     6.5 OBLIGATION TO PAY ROYALTIES. BMS's obligation to pay royalties to Arris under this Article 6 is imposed only once with respect to the same unit of Collaboration Product regardless of the number of Arris Patent Rights pertaining thereto. There shall be no obligation to pay royalties to Arris under this
Article 6 on sales of Collaboration Products among BMS, its Affiliates and Sublicensees so long as such products are then resold to Third Parties, and in such instances the obligation to pay royalties shall arise upon the resale by BMS, its Affiliates or Sublicensees, as applicable, to the Third Parties, including Third Party distributors that are not Sublicensees as defined in this Agreement. The royalty obligation under Section 6.3 with respect to a particular Collaboration Product shall be deemed to accrue when Collaboration Products are shipped or billed, whichever event shall first occur. All royalties obligations of BMS hereunder that accrue during a particular calendar quarter shall be paid by BMS within sixty (60) days after the end of such calendar quarter. For the purpose of calculating royalties, Net Sales shall be determined based on the gross invoiced sales price as reflected in the books and records of BMS, its Affiliates and Sublicensees, as applicable, maintained in accordance with the accounting principles used by the applicable entity consistently applied across all its products and operations, subject to BMS's obligation to remedy any arithmetic, data entry or billing errors in such records that are discovered in the course of an audit conducted hereunder or otherwise. BMS covenants that BMS and its Affiliates shall accurately reflect the actual gross sales price of Collaboration Products sold in the invoiced prices recorded in its books and records. BMS's obligation to pay royalties to Arris under this Article 6 shall extend to any Collaboration Product that is used in, or offered as part of, a commercial service business. In such event, the Parties shall negotiate in good faith and agree on a reasonable mechanism for fairly calculating Net Sales resulting from commercial use.

     6.6 RECORDS RETENTION. For three (3) years after each sale of each Collaboration Product, BMS shall keep (and shall assure that its Affiliates and Sublicensees shall keep) records of such sale in sufficient detail to confirm the accuracy of the royalty calculations hereunder.

     6.7 THIRD PARTY ROYALTIES. The Parties agree that [*].

     6.8 AUDITS.

          (a) Upon the written request of Arris and not more than once in each calendar year, BMS shall permit an independent certified public accounting firm of nationally recognized

* Certain confidential information contained in the document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

standing selected by Arris and reasonably acceptable to BMS, at Arris' expense, to have access during normal business hours to such of the records of BMS as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any calendar year ending not more than thirty-six (36) months prior to the date of such request. The accounting firm shall disclose to Arris and BMS only whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to Arris.

          (b) If such accounting firm concludes that additional royalties were owed during such period, BMS shall pay the additional royalties, with interest from the date originally due at the prime rate, as published in The Wall Street Journal (Eastern U.S. Edition) on the last business day preceding such date, within thirty (30) days after the date Arris delivers to BMS such accounting firm's written report. If the amount of the underpayment is greater than five percent (5%) of the total amount owed, then BMS shall in addition reimburse Arris for all costs related to such audit.

          (c) BMS shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the Sublicensee to make reports to BMS, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by Arris' independent accountant to the same extent required by BMS under this Agreement.

          (d) Arris shall treat all information subject to review under this
Section 6.7 or under an sublicense agreement in accordance with the confidentiality provisions of Article 8 of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with BMS obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement.

     6.9 NO NON-MONETARY CONSIDERATION FOR SALES. Without the prior written consent of Arris, BMS shall not accept or solicit any non-monetary consideration in the sale of a Collaboration Product other than as would be reflected in Net Sales, except for clinical studies and customary promotional samples.

     6.10 TAXES. The party receiving royalties and other payments under this Agreement shall pay any and all taxes levied on account of such payment. If any taxes are required to be withheld by the paying Party, it shall (a) deduct such taxes from the remitting payment, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to the other Party and certify its receipt by the taxing authority within sixty (60) days following such payment.

7.   INVENTIONS AND PATENTS.

     7.1 TITLE TO INVENTIONS. Subject to Section 7.2, which shall control, each Party shall own and retain all right, title and interest in and to all Research Technology made solely by such Party or its employees or agents during the course of Research, as determined by the applicable laws of inventorship, and all intellectual property rights in such Research Technology, and the Parties shall jointly own any Research Technology made jointly by the Parties.

     7.2 ARRIS DELTA TECHNOLOGY AND DELTA COMPOUNDS.

          (a) The Parties understand and agree that in the course of BMS's research and development activities under the Research, and in particular BMS's practice of the license rights granted under Section 3.2, BMS and/or its Affiliates (including their respective employees or agents) may make Delta Inventions. BMS agrees that any and all such Delta Inventions shall be deemed part of the Arris Delta Technology and that all right, title and interest in and to any and all such Delta Inventions shall be owned by Arris. BMS hereby assigns and agrees to assign to Arris all its right, title and interest in and to any and all such Delta Inventions.

          (b) Subject to the license rights granted to BMS in Sections 3.1, 3.2 and 3.3 of this Agreement, Arris shall own the entire right, title and interest in and to any and all Delta Compounds, and BMS hereby assigns and agrees to assign to Arris all right, title and interest in and to all Delta Compounds identified, designed, synthesized or discovered by or on behalf of BMS or its Affiliates, including assignment of all intellectual property rights in such Delta Compounds and the rights to obtain patents. BMS further agrees that BMS shall require its Affiliates to assign to BMS all right, title and interest of such Affiliates in and to all Delta Compounds identified, designed, synthesized or discovered by or on behalf of such Affiliates.

     7.3 RIGHTS TO OTHER COMPOUNDS. The parties expect that each of them will make compounds from its library available for testing for purposes of this Agreement and that additional compounds may be invented and/or synthesized in the course of the Research. In respect of such compounds, and except as provided in Section 7.2, the Parties agree as follows:

          (a) Pre-existing compounds which are tested in the Research and are determined, under the provisions of Section 1.9, not to be Collaboration Compounds shall revert to the Party that made such compound available, and shall not be subject to this Agreement.

          (b) Compounds (other than Delta Compounds) that are invented in the course of the Research shall be owned by the Party that invented each such compound, with compounds invented jointly by the Parties being owned jointly. All such compounds that are determined under the provisions of Section 1.9 not to be Collaboration Compounds shall revert to the Party(ies) that owns such compounds, and shall not be subject to this Agreement.

          (c) No implied license under any Patent Rights is granted under this
Section 7.3.

     7.4 JOINT PATENTS. Subject to Section 7.2, which shall control, if it is determined that employees or agents of both Arris and BMS are joint inventors of an invention within the Research Technology, the Parties shall jointly own Patent Rights, inventor's certificates and applications therefor covering such invention. The JRC shall determine which Party shall be responsible for the filing of associated patent applications claiming such inventions.

     7.5 PATENTABLE INVENTIONS. The Parties expect that patent applications will be filed as required to secure suitable Patent Rights covering inventions within the Research Technology. The Parties agree as follows with respect to the filing and prosecution of such applications.

          (a) Except as provided in Section 7.5(b) below, the Party that owns an invention within the Research Technology may, in its discretion, file such patent applications and thereafter prosecute and maintain in force the resulting Patent Rights in the United States. With respect to jointly-owned inventions, the Party designated by the JRC will file such patent applications and thereafter prosecute and maintain in force the resulting Patent Rights in the United States. Subject to the other provisions of this Section 7.5, the filing, prosecution and maintenance of all patent applications and patents outside the United States claiming inventions within the Research Technology shall be conducted through BMS's patent management and affiliates system. If a Party having the right to file a patent application on an invention hereunder declines to do so or, having filed, declines to further prosecute and/or maintain in force any Patent Rights derived from such a patent application in any country, then, unless the Party declining to file such patent application reasonably asserts trade secret rights in the subject invention, which trade secret rights are more commercially viable if maintained as a trade secret rather than as protected by the potential Patent Rights claiming such invention, the other Party shall have the right to prepare, file, prosecute and/or maintain such Patent Rights in any such country, in which event the declining Party shall, at the other Party's request and expense, provide all reasonable assistance.

          (b) The filing Party under Section 7.5(a) shall regularly provide the other Party with copies of all patent applications filed hereunder and other material submissions and correspondence with the patent offices, in sufficient time to allow for review and comment by the other Party. In addition, such filing Party shall provide the other Party and its legal counsel with an opportunity to consult with the Party and its patent counsel regarding the filing and contents of any such application, amendment, submission or response, and the advice and suggestions of the other Party and its legal counsel shall be taken into reasonable consideration by such Party and its legal counsel in connection with such filing. Each Party shall also provide the other Party with copies of any patentability search reports made by patent counsel with respect to inventions in the Research Technology, including patents located, a copy of each patent application, and each patent that issues thereon.

          (c) Notwithstanding any of the foregoing, Arris shall have the sole right, at its discretion, as to all filings and prosecution efforts for applications for Patent Rights related to Arris Delta Technology, and shall not be obligated to disclose to BMS such filings and efforts.

     7.6 ABANDONMENT OF PATENT RIGHTS. Each Party shall have the right, in its sole discretion, to abandon any Patent Right owned by it, in whole or in part. To the extent such Patent Right claims Research Technology (other than any Arris Delta Technology), in the event that a Party elects to do so, it shall first offer the other Party the right, at no cost to the former, to assume, prosecute and maintain such Patent Right in the latter's name.

     7.7 PATENT EXPENSES. Except as otherwise provided herein, all costs and expenses of filing, prosecuting and/or maintaining in force Patent Rights derived from all patent applications filed under Section 7.5 shall be borne by the Party that is prosecuting the Patent Rights; provided, however, that BMS shall bear (directly or by reimbursement of Arris for its reasonable out-of-pocket costs) all such costs and expenses with respect to such Patent Rights pertaining to any Collaboration Compound(s), unless and until development of such Collaboration Compound(s) under this Agreement ceases; and provided, further, that BMS shall bear (directly or by reimbursement of Arris for its reasonable out-of-pocket costs) all costs and expenses with respect to all Joint Patents. BMS shall have the right to refuse to make or to cease making such payments or reimbursements at any time with respect to particular Joint Patents or Arris Patents. BMS will provide Arris timely advance written notice of its intention to invoke such right, identifying the affected Patent Rights, and, if Arris undertakes to file, prosecute and/or maintain such affected Patent Rights at its expense, all license rights granted to BMS by Arris under this Agreement with respect to such affected Patent Rights will terminate. BMS may recover such license rights with respect to such affected Patent Rights by paying to Arris, prior to the first anniversary of the end of the Research Term, [*]. Notwithstanding the foregoing, Arris shall bear all costs and expenses of filing, prosecuting and/or maintaining in force all Patent Rights related to the Arris Delta Technology. Further, BMS shall not have any right to conduct such prosecution or maintenance on any such Patent Rights related to Arris Delta Technology, even if Arris ceases to file, prosecute and/or maintain in force any such Patent Rights.

     7.8 ENFORCEMENT OF PATENTS.

          (a) If either Party considers that any Arris Patent, BMS Patent or Joint Patent claiming the manufacture, use or sale of a Collaboration Product is being infringed by a Third Party by activities in the Field, it shall notify the other Party and provide it with any evidence of such infringement which is reasonably available. Subject to any limitations in the license agreements between Arris and Third Party licensors covering Arris Patents that are licensed to Arris, BMS shall have the first opportunity at its own expense to attempt to remove such infringement by commercially appropriate steps, including suit. If required by law, Arris shall join such suit as a party, at BMS's own expense. Arris agrees to use reasonable efforts to obtain any consents required by Third Parties owning Arris Patents licensed to Arris in order for BMS to conduct suits thereunder for infringement by Third Parties in the Field. In the event BMS fails to take commercially appropriate steps with respect to an infringement that is likely to have a material adverse effect on the sale of Collaboration Products within three (3) months following notice of such infringement, Arris shall have the right to do so at its expense; provided that BMS shall not be required to enforce such Patent Right against more than one entity or in more than one country at any one time.

          (b) The Party not enforcing the applicable Patent Rights shall provide reasonable assistance to the other Party, including providing access to relevant documents and other evidence and making its employees available, subject to BMS's reimbursement of any out-of-pocket expenses incurred by Arris.

          (c) [*]

* Certain confidential information contained in the document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

          (d) Except for Third Party infringement activities within the Field covered by the provisions of subsection 7.8(a), each Party shall retain the sole and exclusive right to enforce its Patent Rights against all infringers at its sole cost and expense.

     7.9 THIRD PARTY PATENT RIGHTS. If any warning letter or other notice of infringement is received by a Party, or action, suit or proceeding is brought against a Party alleging infringement of a Patent Right of any Third Party in the manufacture, use or sale of a Collaboration Product or in conducting the Research, the Parties shall promptly discuss and decide the best way to respond.

8.   CONFIDENTIALITY.

     8.1 CONFIDENTIALITY OBLIGATIONS. Each Party agrees that, for the term of this Agreement and for five (5) years thereafter, such Party shall keep, and shall ensure that its officers, directors, employees and agents keep, completely confidential and shall not publish or otherwise disclose and shall not use for any purpose except as expressly permitted hereunder any Confidential Information furnished to it by the other Party pursuant to this Agreement (including, without limitation, Know-How of the disclosing Party). The foregoing obligations shall not apply to any information to the extent that it can be established by such receiving Party that such information:

          (a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure;

          (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

          (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; or

          (d) was subsequently lawfully disclosed to the receiving Party by a Third Party other than in contravention of a confidentiality obligation of such Third Party to the disclosing Party.

        Each Party shall obtain written agreements from each of its employees and consultants who perform substantial work of the Research, which agreements shall obligate such persons to similar obligations of confidentiality and to assign to such Party all inventions made by such persons during the course of performing the Research. Each Party may disclose the other's Confidential Information to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations, making a permitted sublicense of its rights hereunder or conducting clinical trials or otherwise in performing its obligations or exercising its rights hereunder, provided that if a Party is required to make any such disclosure of the other Party's Confidential Information, it will give reasonable advance notice to the latter Party of such disclosure requirement and, save to the extent inappropriate in the case of patent applications, will use its best efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or confidentiality agreements or otherwise).

     8.2 RESTRICTION ON ARRIS DELTA TECHNOLOGY. Notwithstanding Section 8.1, BMS agrees to use its best efforts not to disclose Arris Delta Technology to any Third Party or to any of its employees except to those BMS employees who reasonably require same for the purposes of this Agreement and who have been apprised of the confidential nature of such disclosure.

     8.3 PUBLICATIONS.

          (a) Neither Party shall publish or present the results of the Research with respect to a Collaboration Compound or of development studies carried out thereon until after completion of Phase I clinical development with respect thereto. Subject to the foregoing and the restrictions provided below, either Party may publish or present the results of the Research or of development studies carried out on such Collaboration Compound, subject to the prior review by the other Party for patentability and protection of Confidential Information. Each Party shall provide to the other Party the opportunity to review any proposed abstracts, manuscripts or summaries of presentations which cover the results of the Research or of pre-Phase III clinical development of such Collaboration Compound. Such other Party shall respond in writing promptly and in no event later than sixty (60) days after its receipt of the proposed material with either approval of the proposed material or a specific statement of concern, based upon either the need to seek patent protection or concern regarding competitive disadvantage arising from the proposal. In the event of concern, the submitting Party agrees not to submit such publication or to make such presentation that contains such information until the other Party is given a reasonable period of time (not to exceed ninety (90) days) to seek patent protection for any material in such publication or presentation which it believes is patentable or to resolve any other issues. This Section 8.3(a) shall cease to apply with respect to any Collaboration Compound upon the commercial launch of a Collaboration Product containing such Collaboration Compound as an active ingredient.

          (b) Each Party also agrees to delete from any such proposed publication any Confidential Information of the other Party upon its reasonable request. Notwithstanding the foregoing, BMS shall not publish any Confidential Information comprising or pertaining to Arris Delta Technology or Delta Compounds without the prior written approval of Arris.

          (c) In any publication permitted under this Section 8.3, each Party shall acknowledge its collaboration with the other Party under this Agreement.

     8.4 PRESS RELEASES. Except as required by law, neither Party shall have the right to make any public announcements concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld. In the event of a required public announcement, such Party shall provide the other Party with a reasonable opportunity and the right to approve the content of such announcement prior to its being made, which approval shall not be delayed or unreasonably withheld. Each Party agrees that any filings it makes with the SEC describing the terms of this Agreement shall be consistent with the prior press releases and other public disclosures of such terms. BMS agrees that it will not file with the SEC the Agreement or any portion thereof. Arris agrees that, prior to its filing of a copy of the Agreement with the SEC, it shall provide to BMS for review the proposed redacted copy of the Agreement, and Arris shall give due respect to any reasonable and timely request by BMS with respect to such filing.

9.   INDEMNIFICATION.

     9.1 INDEMNIFICATION BY BMS. BMS shall indemnify, defend and hold Arris and its agents, employees, officers and directors (the "Arris Indemnitees") harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys' fees) arising out of Third Party claims or suits related to (a) BMS's performance of its obligations under this Agreement; (b) the manufacture, use or sale of Collaboration Products by BMS and its Affiliates, Sublicensees, distributors and agents, except to the extent such claims or suits result from the active negligence or willful misconduct of any of the Arris Indemnitees; or (c) breach by BMS of its representations and warranties set forth in subsection 11.4(a). Upon the assertion of any such claim or suit, the Arris Indemnitees shall promptly notify BMS thereof, and BMS shall appoint counsel reasonably acceptable to the Arris Indemnitees to represent the Arris Indemnitees with respect to any claim or suit for which indemnification is sought. The Arris Indemnitees shall not settle any such claim or suit without the prior written consent of BMS, unless they shall have first waived their rights to indemnification hereunder. Notwithstanding the foregoing, BMS shall have no obligation to indemnify Arris with respect to claims arising out of breach by Arris of its representations and warranties set forth in subsection 11.4(a) or (b).

     9.2 INDEMNIFICATION BY ARRIS. Arris shall indemnify, defend and hold BMS and its agents, employees, officers and directors (the "BMS Indemnitees") harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorney's fees) arising out of Third Party claims or suits related to (a) Arris' performance of its obligations under this Agreement, except to the extent that such claims or suits result from the active negligence or willful misconduct of any of the BMS Indemnitees; or (b) breach by Arris of its representations and warranties set forth in subsection 11.4(a) or (b); or
(c) to the extent required by Section 10.5(e), the development, manufacture, marketing, use and/or sale of Collaboration Compounds and/or Collaboration Products by Arris, its Affiliates, sublicensees, distributors or agents. Upon the assertion of any such claim or suit, the BMS Indemnitees shall promptly notify Arris thereof and Arris shall appoint counsel reasonably acceptable to the BMS Indemnitees to represent the BMS Indemnitees with respect to any claim or suit for which indemnification is sought. The BMS Indemnitees shall not settle any such claim or suit without the prior written consent of Arris, unless they shall have first waived their rights to indemnification hereunder. Notwithstanding the foregoing, Arris shall have no obligation to indemnify BMS with respect to claims arising out of a breach by BMS of its representations and warranties set forth in subsection 11.4(a).

10.  TERMINATION AND EXPIRATION.

     10.1 TERM AND TERMINATION. This Agreement shall commence upon the Effective Date and, unless earlier terminated as provided herein, shall expire on the expiration of all royalty obligations hereunder. The obligation of BMS to pay royalties shall expire on a country-by-country and Collaboration Product-by-Collaboration Product basis on the later to occur of: [*], of the royalty obligation with respect to a particular Collaboration Product in a particular country, the licenses granted to BMS under Article 3 with respect to such Collaboration Product in such country shall expire, and BMS shall have thereafter a non-exclusive, paid-up license to make, have made, use, import, sell and offer for sale such Collaboration Products in such country. Upon expiration of this Agreement under this Section 10.1, the non-exclusive licenses granted under
Section 3.5 and this Section 10.1 shall survive the expiration indefinitely.

     10.2      TERMINATION UPON MATERIAL BREACH.

          (a) Failure by a Party to comply with any of its material obligations contained herein shall entitle the Party not in default to give to the Party in default notice specifying the nature of the default, requiring it to make good or otherwise cure such default, and stating its intention to terminate if such default is not cured. If such default is not cured within sixty (60) days after the receipt of such notice (or, if such default cannot be cured within such sixty (60) day period, if the Party in default does not commence and diligently continue actions to cure such default), the Party not in default shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, and in addition to any other remedies available to it by law or in equity, to terminate this Agreement; provided, however, that such right to terminate shall be stayed in the event that, during such sixty (60) day period, the Party alleged to have been in default shall have initiated arbitration in accordance with Section 11.11 with respect to the alleged default, which stay shall last so long as the initiating Party diligently and in good faith cooperates in the prompt resolution of such arbitration proceedings.

          (b) The right of a Party to terminate this Agreement, as hereinabove provided, shall not be affected in any way by its waiver or failure to take action with respect to any prior default.

     10.3 TERMINATION DURING OR AFTER COMPLETION OF THE RESEARCH TERM. BMS may terminate this Agreement in its entirety on at least ninety (90) days' prior written notice to Arris (i) during the Research Term under the circumstances set forth in Section 2.9, or (ii) commencing upon the completion of the Research Term.

     10.4 TERMINATION FOR FAILURE TO EXECUTE CHIRON LICENSE. In the event that BMS and Chiron Corporation have not entered into the Chiron License by December 31, 1997, then Sections 2.15 and 10.4 of this Agreement (which are the only effective provisions of the Agreement prior to entry into the Chiron License) shall terminate immediately as of such date, and the remaining terms and provisions set forth in this document shall be deemed forever null and void, never having been effective or binding on either Party.

* Certain confidential information contained in the document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     10.5 CONSEQUENCES OF TERMINATION.

          (a) Upon termination of this Agreement (but not expiration of its term under Section 10.1), (i) each Party shall promptly return all relevant records and materials in its possession or control containing the other Party's Know-How or other Confidential Information and to which the former Party does not retain rights hereunder; (ii) all licenses granted by each Party to the other under
Article 3 shall terminate; (iii) all rights in any Collaboration Compounds shall revert to Arris (except in the case where BMS terminates under Section 10.2, in which case BMS will retain the Collaboration Compounds owned by BMS to the full extent of its ownership); (iv) BMS will transmit to Arris all reports and data, including preclinical data and reports, obtained by BMS pursuant to this Agreement within sixty (60) days of such termination (except in the case where BMS terminates under Section 10.2); and (v) any and all claims and payment obligations that accrued prior to the date of such termination shall survive such termination.

          (b) Further, in the event BMS terminates this Agreement under the terms of clause (i) of Section 10.3 or Arris terminates this Agreement pursuant to Section 10.2, BMS shall grant to Arris immediately upon such termination the exclusive, worldwide license and right, with full rights to sublicense, under the BMS Patents and BMS Know-How and BMS' interest in the Joint Know-How and Joint Patents solely to develop, make, have made, use, import, sell and offer for sale Collaboration Products. BMS shall have no further rights with respect thereto.

          (c) Further, in the event that BMS terminates this Agreement under the terms of clause (ii) of Section 10.3, BMS shall grant to Arris immediately upon such termination the exclusive, worldwide license and right, with full rights to sublicense, under the BMS Patents and BMS Know-How and BMS's interest in the Joint Know-How and Joint Patents solely to develop, make, have made, use, import, sell and offer for sale Collaboration Products, subject to the obligation of Arris to pay to BMS a royalty in the amount of three percent (3%) of Net Sales of Collaboration Products that are claimed by issued BMS Patents.

          (d) In the event this Agreement is terminated by Arris under Section
10.2 or by BMS under Section 10.3, Arris shall have the right of access and reference, in connection with the development and commercialization of Collaboration Compounds, to any and all regulatory filings (including applications for Regulatory Approval) made by BMS covering Collaboration Compounds, and upon the request of Arris, BMS shall provide appropriate notification of such right to applicable regulatory authorities within thirty
(30) days after such request. Such right of reference shall continue for so long as the license rights granted above continue.

          (e) In the event that BMS is required, pursuant to this Section 10.5, to license or transfer to Arris rights BMS has as of the termination of the Agreement in any BMS Know-How, BMS Patents, Joint Know-How, Joint Patents, or any data or information relating to any Collaboration Compound or Collaboration Product, Arris shall indemnify BMS as provided in Section 9.2.

     10.6 ACCRUED RIGHTS; SURVIVING OBLIGATIONS.

          (a) Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of a Party prior to such termination, or expiration. Such termination, relinquishment or expiration shall not relieve a Party from obligations which are expressly indicated to survive termination or expiration of this Agreement.

          (b) Without limiting the foregoing, Sections 2.2(b), 2.12, 2.13, 3.5, 6.4, 6.5, 6.6, 6.8, 6.10, 10.1, 10.5, 10.6, 10.7, 11.3, 11.10, 11.11, 11.12 and
11.14 and Articles 7, 8 and 9 of this Agreement shall survive the expiration or termination of this Agreement.

     10.7 RIGHTS IN BANKRUPTCY. All rights and licenses granted under or pursuant to this Agreement by BMS or Arris are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to "intellectual property" as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code, the Party hereto which is not a party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in their possession, shall be promptly delivered to them (i) upon any such commencement of a bankruptcy proceeding upon their written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under (i) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by an non-subject Party.

11.  MISCELLANEOUS PROVISIONS.

     11.1 RELATIONSHIP OF THE PARTIES. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency or employer-employee relationship between the Parties. Neither Party shall incur any debts or make any commitments for the other.

     11.2 ASSIGNMENTS. Except as expressly provided herein, neither this Agreement nor any interest hereunder shall be assignable, nor any other obligation delegable, by a Party without the prior written consent of the other; provided, however, that a Party may assign this Agreement to any Affiliate or to any successor in interest by way of merger or sale of all or substantially all of its assets in a manner such that the assignor shall remain liable and responsible for the performance and observance of all such Party's duties and obligations hereunder. This Agreement shall be binding upon the successors and permitted assigns of the Parties; provided, however, that in the event that Arris is acquired, the Arris Know-How and the Arris Patents shall not include any information or intellectual property rights owned by the acquiring company as of the date of such acquisition, unless previously licensed to Arris. Any assignment not in accordance with this Section 11.2 shall be void.

     11.3 DISCLAIMER OF WARRANTIES. THE PARTIES EXPRESSLY DISCLAIM ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION

WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT OF THIRD PARTY RIGHTS, UNLESS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT.

     11.4 REPRESENTATIONS AND WARRANTIES.

          (a) Each Party represents and warrants to the other Party that, as of the date of this Agreement:

               (i) such Party is duly organized and validly existing under the laws of the state of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

               (ii) such Party has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance its obligations under this Agreement; and

               (iii) this Agreement is a legal and valid obligation of such Party, binding upon such Party and enforceable against such Party in accordance with the terms of this Agreement, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors' rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance. All consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by such Party in connection with this Agreement have been obtained.

          (b) Arris represents and warrants to BMS that as of the date of this
Agreement:

               (i) to Arris' knowledge, the Arris Patents, Know-How and patents in the Arris Delta Technology existing as of the Effective Date are subsisting and are not invalid or unenforceable, in whole or in part;

               (ii) it has the full right, power and authority to enter into this Agreement, to perform the Research Program and to grant the licenses granted under Article 3 hereof;

               (iii) to Arris' knowledge, the Arris Patents, Arris Know-How and Arris Delta Technology practiced as permitted herein do not infringe on any intellectual property rights owned by any Third Party, and do not result from a misappropriation by Arris of any property owned by any Third Party;

               (iv) the execution, delivery and performance of this Agreement by Arris does not constitute a material breach under, and is not precluded by the terms of, any agreement to which Arris is a party or by which Arris is bound; and

               (v) there are no claims, judgments or settlements against or owed by Arris or pending or threatened claims or litigation relating to the Arris Patents, Arris Know-How and Arris Delta Technology.

          (c) BMS represents and warrants to Arris that as of the date of this
Agreement:

               (i) it has the full right, power and authority to enter into this Agreement, to perform the Research Program and to grant the licenses granted under Article 3 hereof;

               (ii) the execution, delivery and performance of this Agreement by BMS does not constitute a material breach under, and is not precluded by the terms of, any agreement to which BMS is a party or by which BMS is bound.

     11.5 FURTHER ACTIONS. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

     11.6 FORCE MAJEURE. The failure of a Party to perform any obligation under this Agreement by reason of acts of God, acts of governments, riots, wars, strikes, accidents or deficiencies in materials or transportation or other causes of any nature (whether similar or dissimilar) beyond its control for the duration thereof and for thirty (30) days thereafter shall not be deemed to be a breach of this Agreement.

     11.7 NO TRADEMARK RIGHTS. No right, express or implied, is granted by this Agreement to a Party to use in any manner the name or any other trade name or trademark of a Party in connection with the performance of this Agreement.

     11.8 ENTIRE AGREEMENT OF THE PARTIES; AMENDMENTS. This Agreement and the exhibits hereto constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and cancel and supersede any and all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

     11.9 CAPTIONS. The captions to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.

     11.10 APPLICABLE LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, USA, applicable to contracts entered into and to be performed wholly within the State of New York, excluding conflict of laws principles.

     11.11 DISPUTES. In the event of any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, or the rights or obligations of the Parties hereunder, the Parties shall try to settle their differences amicably between themselves by referring the disputed matter to the chief executive officer of Arris and Senior Vice President, Drug Development of BMS for discussion and resolution. Either Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party, and within ten (10) days after such notice such representatives of the Parties shall meet for attempted resolution by good faith negotiations. If such personnel are unable to resolve such dispute within thirty (30) days of initiating such negotiations, such dispute shall be finally resolved by binding arbitration under this Section
11.11. The arbitration shall be held in Chicago, Illinois according to the Commercial Arbitration Rules of the American Arbitration Association (the "Rules"), as amended or modified by the rules and procedures set forth in Exhibit A attached hereto. To the extent that the Rules are contrary with such rules and procedures of Exhibit C, Exhibit C shall govern. The arbitration will be conducted by a panel of three (3) arbitrators appointed as provided in the Rules.

     Any arbitration herewith shall be conducted in the English language to the maximum extent possible. Judgment on the award so rendered shall be final and may be entered and enforced in any federal court in the United States.

     11.12 NOTICES AND DELIVERIES. Any notice, request, delivery, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by telecopier (receipt verified) or by express courier service (signature required) or five (5) days after it was sent by registered letter, return receipt requested (or its equivalent), to the Party to which it is directed at its address shown below or such other address as such party shall have last given by notice to the other Parties.

        If to BMS, addressed to:

               Bristol-Myers Squibb Company
               P.O. Box 4000
               Route 206 & Province Line Road
               Princeton, NJ  08543-4000
               Telecopier:  (609) 252-4232
               Attn:         Vice President and Senior
                      Counsel, Pharmaceutical Research
                      Institute and Worldwide Strategic
                      Business Development

        If to Arris, addressed to:

               Arris Pharmaceutical Corporation
               180 Kimball Way
               South San Francisco, CA  USA 94080
               Telecopier:  (415) 829-1067
               Attn:         CEO
               with a copy to:

               COOLEY GODWARD LLP
               5 Palo Alto Square, 4th Floor
               3000 El Camino Real
               Palo Alto, CA 94306-2155
               Attention:  Robert L. Jones, Esq.

     11.13 NO CONSEQUENTIAL DAMAGES. IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS RESPECTIVE AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, including, but not limited to, loss of profits or revenue, or claims of customers of any of them or other Third Parties for such or other damages.

     11.14 NON-SOLICITATION. During the Research Term, and for a period of one
(1) year thereafter, neither Party shall solicit, induce, encourage or attempt to induce or encourage any employee of the other Party to terminate his or her employment with such other Party or to breach any other obligation to such other Party.


     11.15 WAIVER. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either party.

     11.16 COMPLIANCE WITH LAW. Nothing in this Agreement shall be deemed to permit a Party to export, reexport or otherwise transfer any Collaboration Product sold under this Agreement without compliance with applicable laws.

     11.17 SEVERABILITY. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

     11.18 COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts, any one of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement.

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the day and year first above written, each copy of which shall for all purposes be deemed to be an original.

ARRIS PHARMACEUTICAL CORPORATION             BRISTOL-MYERS SQUIBB COMPANY

By: /s/ Daniel H. Petree                     By:    /s/ Marilyn Hartig
       -------------------------------               ---------------------------

Name: Daniel H. Petree                       Name:   Marilyn Hartig, Ph.D.
       -------------------------------               ---------------------------

Title: Executive Vice President,             Title:  Vice President,
       Corporate Development                         External Science &
                                                     Technology
       -------------------------------               ---------------------------

Date:  October 24, 1997                      Date:   October 23, 1997
       -------------------------------               ---------------------------

                                    EXHIBIT A

                                  RESEARCH PLAN

RESEARCH GOAL:               [*]

PRIMARY RESPONSIBILITIES OF THE PARTIES:

ARRIS:

Medicinal Chemistry:         [*]

Biochemistry:                [*]

Crystallography:             [*]

BRISTOL-MYERS SQUIBB:

Protein Biochemistry:        [*]

Cell Bio/Immunology:         [*]

Molecular Biology:           [*]

Compound Evaluation:         [*]

THE BREAKDOWN OF FTE ALLOCATION TO THE ABOVE FUNCTIONS IS PROJECTED AS FOLLOWS:

ARRIS:

Medicinal Chemistry:         [*]

Biochemistry:                [*]

Crystallography:             [*]

TOTAL FTE OBLIGATION:        [*]

BRISTOL-MYERS SQUIBB:

Protein Biochemistry:        [*]

Cell Bio/Immunology:         [*]

Molecular Biology:           [*]

Compound Evaluation          [*]

TOTAL FTE OBLIGATION:        [*]

                                    EXHIBIT B

                            BUNDLED PRODUCT NET SALES

        With respect to Collaboration Products sold in combination with other products of BMS as part of a product bundle (the "Bundled Sales") where the purchaser pays a price based on the entire bundle, rather than based on the prices of individual products in the bundle, the Net Sales of each Collaboration Product included in such Bundled Sales during a particular calendar quarter shall be calculated in accordance with the following formula:

                                       Net Sales = [*]
        Where:


                                [*]




        The Average Selling Price shall be the actual average selling price of the Collaboration Product or other BMS product, as applicable, determined based on actual sales by BMS or its Affiliates to non-Affiliates during the applicable calendar quarter.


* Certain confidential information contained in the document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

                                    EXHIBIT C

                          ADDITIONAL ARBITRATION RULES

        For any bona fide dispute as to either Party's rights and/or obligations under this Agreement that has not been resolved by informal discussions of the executive officers of the Parties, as required under Section 11.11 of this Agreement, such dispute shall be resolved by binding arbitration under the Rules (as defined in Section 11.11 of this Agreement), as modified by the provisions set forth below.

        Any negotiations regarding a dispute shall be treated as settlement negotiations for purposes of the Federal Rules of Evidence and any similar state rules of evidence. Such negotiations shall not be admissible in any subsequent arbitration hearing.

        If the matter has not been resolved within thirty (30) days after the initial notice of dispute provided under Section 11.11 of this Agreement, or if the Parties fail to meet within such thirty (30) days, either Party may initiate an arbitration proceeding ("ADR") as provided herein. The Parties shall have the right to be represented by counsel in such a proceeding.

1. To begin an ADR proceeding, a Party shall provide written notice to the other Party of the issues to be resolved by ADR. Within fourteen (14) days after its receipt of such notice, the other Party may, by written notice to the Party initiating the ADR, add additional issues to be resolved within the same ADR.

2. Within twenty-one (21) days following receipt of the original ADR notice, the Parties shall select three (3) mutually acceptable neutral arbitrators (the "neutrals") to preside in the resolution of any disputes in this ADR proceeding. If the Parties are unable to agree on mutually acceptable neutrals within such period, the Parties shall request the AAA to select the neutrals pursuant to the following procedures:

        (a) The AAA shall submit to the Parties a list of not less than ten (10) candidates within fourteen (14) days after receipt of the request from the Parties, along with a Curriculum Vitae for each candidate. No candidate shall be an employee, director, or shareholder of either Party or any of their subsidiaries or Affiliates.

        (b) Such list shall include a statement of disclosure by each candidate of any circumstances likely to affect his or her impartiality.

        (c) Each Party shall number the candidates in order of preference (with the number one (1) signifying the greatest preference) and shall deliver the list to the AAA within fourteen (14) days following receipt of the list of candidates. If a Party believes a conflict of interest exists regarding any of the candidates, that Party shall provide a written explanation of the conflict to the AAA along with its list showing its order of preference for the candidates. In addition, each Party, at its sole discretion, shall have the right to veto up to three (3) candidates. Any Party failing to return a list of preferences on time shall be deemed to have no order of preference.

        (d) Each Party shall number the candidates in order of preference (with the number one (1) signifying the greatest preference) and shall deliver the list to the AAA within fourteen (14) days following receipt of the list of candidates. If a Party believes a conflict of interest exists regarding any of the candidates, that Party shall provide a written explanation of the conflict to the AAA along with its list showing its order of preference for the candidates. In addition, each Party, at its sole discretion, shall have the right to veto up to three (3) candidates. Any Party failing to return a list of preferences on time shall be deemed to have no order of preference.

3. The Parties agree that each Party, on making a reasonable showing of the need therefor to the neutrals, shall have the right to obtain evidence and other information from the other Party, and from third parties, by all means permitted under the Federal Rules of Evidence and of Civil Procedure (including without limitation by depositions, interrogatories, requests for admissions, or production of documents), but solely to the extent that the neutrals permit such Party to obtain such evidence and/or information. If one Party makes such a request to obtain such permission from the neutrals, the other Party will be entitled to try make a showing why the requesting Party should not be permitted to obtain such requested evidence or other information. The Parties agree further that the neutrals shall have the power to compel a Party, to whom such a request for evidence and/or information is made pursuant to such permission by the neutrals, to produce such evidence and information to the requesting Party pursuant to the ADR, within a time frame sufficient to permit the requesting Party to review and utilize such evidence and information to prepare for and conduct the ADR as provided herein.

4. Within forty-five (45) days following receipt of the original ADR notice, each Party shall submit the following to the other Party and the neutrals:

        (a) a copy of all documents on which such Party intends to rely in any oral or written presentation to the neutrals; and

        (b) a list of any witnesses such Party intends to call at the hearing, and a short summary of the anticipated testimony of each witness.

5. At least fourteen (14) days prior to the hearing (as provided in paragraph 6 below), each Party shall submit the following to the other Party and the neutrals:

        (a) a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one (1) page per issue; and

        (b) a brief in support of such Party's proposed rulings and remedies, provided that the brief shall not exceed twenty (20) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

6. No earlier than fifty-four (54) days or later than eighty-four (84) days after selection, the neutrals shall hold a hearing to resolve each of the issues identified by the Parties. The ADR proceeding shall take place in Chicago, Illinois, or at such other location agreed upon by the Parties. The hearing shall be conducted on two (2) consecutive days and shall be governed by the following rules:

        (a) Each Party shall be entitled to five (5) hours of hearing time to present its case. The neutrals shall determine whether each Party has had the five (5) hours to which it is entitled.

        (b) Each Party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the Party conducting the cross-examination.

        (c) The Party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues it raised but also any issues raised by the responding Party. The responding Party, if it chooses to make an opening statement, also shall address all issues raised in the ADR. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

        (d) Except when testifying, witnesses shall be excluded from the hearing until closing arguments.

        (e) Settlement negotiations shall not be admissible under any circumstances. As to all other matters, the neutrals shall have sole discretion regarding the admissibility of any evidence.

7. Within seven (7) days following completion of the hearing, each Party may submit to the other Party and the neutrals a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed ten (10) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding. Within fourteen (14) days following completion of the hearing, each Party may submit to the other Party and the neutral a post-hearing rebuttal brief, responding to the matters raised in the other Party's post-hearing brief, provided that such rebuttal brief shall only respond to matters raised in the other Party's post-hearing brief, shall not contain or discuss any new evidence, and shall not exceed five (5) pages.

8. The neutrals shall rule on each disputed issue within twenty-one (21) days following completion of the hearing. Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the Parties on each disputed issue but may adopt one Party's proposed rulings and remedies on some issues and the other Party's proposed rulings and remedies on other issues. The neutrals shall not issue any written opinion or otherwise explain the basis of the ruling.

9. The neutrals shall be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing Party (including all expert witness fees and expenses and reasonable attorneys' fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

        (a) If the neutrals rule in favor of one Party on all disputed issues in the ADR, the losing Party shall pay 100% of such fees and expenses.

        (b) If the neutrals rule in favor of one Party on some issues and the other Party on other issues, the neutrals shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the Parties. The neutrals shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the Party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

10. The rulings of the neutrals and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.

11. Except as provided in paragraph 10 or as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information. The neutrals shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.